STOCK PURCHASE AGREEMENT

                         Relating to the Acquisition of

                            Holloman Construction Co.

                                       and
                           T. Sisters Leasing, L.L. C.
                                       by


                              Holloman Corporation

         THIS STOCK PURCHASE AGREEMENT is made and entered into this 16th day of May 1998 by and among Holloman Construction Co., a corporation organized under the laws of Texas, ("Holloman"), T. Sisters Leasing, L. L. C., a Texas limited liability company ("Sisters"), the individuals listed on Schedule A hereto ("Stockholders") being the owners of all the issued and outstanding shares of capital stock of Holloman and Membership Interests of Sisters and Holloman Corporation("Newco"), a Texas corporation.


RECITALS:


     A. The Stockholders own all of the outstanding capital stock of Holloman and Membership Interests of Sisters. The number of shares of common stock of Holloman and Membership Interests of Sisters owned by each of the Stockholders is listed on Schedule A hereto, the aggregate amount of such stock being sometimes referred to as the "Holloman Stock or the "Sisters Interests" as required.

     B. The Stockholders desire to sell all of the Holloman Stock and the Sisters Interests owned by them to Newco in exchange for cash and common stock, $.01 par value, of Newco (the "Newco Stock") upon and subject to the terms and conditions hereinafter set forth.


1. NOW THEREFORE, in consideration of the recitals and of the respective covenants, representations and agreements herein contained, it is hereby covenanted and agreed by and among the parties that they shall carry out and consummate the following Stock Purchase Agreement (the "Agreement"):


         1. Purchase and Sale of Stock. The Stockholders, in reliance upon the representations, warranties, and covenants of Newco contained herein and subject to the terms and conditions of this agreement, shall exchange all of the shares of the Holloman Stock and Sisters Interests which they own for the Purchase Price set forth below. Newco, in reliance upon the representations, warranties and covenants of the Stockholders contained herein and subject to the terms and conditions of this Agreement, shall purchase the Holloman Stock and the Sisters Interests for the aggregate purchase price of $8,000,000 (the "Purchase Price"), which shall be paid as follows: $6,000,000 in cash and $2,000,000 in common stock of Newco. The $6,000,000 cash consideration shall be payable out of the proceeds of a public offering of Newco units, consisting of common stock and warrants in a firm commitment underwriting (the "Public Offering). The cash consideration shall be due and payable at the closing of the Public Offering. The common stock of Newco shall be issued to the Stockholders at the closing of the Public Offering. The number of shares of common stock of Newco to be received by the Stockholders shall be determined by dividing $2,000,000 by the offering price of the Newco Stock in the Public Offering as reflected in the final Prospectus of Newco filed with the Securities and Exchange Commission.

         2. Closing. The execution of this Agreement shall take place at the offices of Newco, 8214 Westchester, Suite 500, Dallas, Texas at 10:00 a. m. on May 16, 1998. The exchange of the Holloman Stock and the Sisters Interests for the cash consideration and Newco Stock shall take place at the closing of the Public Offering (the "Closing").

         At the Closing, the Stockholders shall deliver, free and clear of all liens and encumbrances, claims and other charges thereon of every kind, the certificate(s) for the shares of the Holloman Stock and the Sisters Interests in negotiable form, duly endorsed in blank or with separate stock transfer powers attached with signatures guaranteed by a bank or trust company, to Newco upon delivery by Newco to the Stockholders of the cash consideration and the Newco Common Stock on the basis as provided in Section 1 hereof.

         3. Default at Closing. Notwithstanding the provisions of Section 3.1 hereof, if the Stockholders shall fail or refuse to deliver any of the Holloman Stock and the Sisters Interests as provided in Section 2 hereof, or if the Stockholders shall fail or refuse to consummate the transactions described in this Agreement prior to the Closing Date, Newco at its option, may refuse to make such acquisition and thereby terminate all of its obligations hereunder. The Stockholders acknowledge that the Holloman Stock and the Sisters Interests are unique and otherwise not available and agree that in addition to any other remedies, Newco may invoke any equitable remedies to enforce performance hereunder including, without limitation, an action for specific performance.

3.1 Damages. Each of the parties hereto shall be liable to each other party for a material breach of its representations, warranties and covenants which results in a failure to perform under Sections 1 and 2 hereof, but then only to the extent of the expenses incurred by the other parties in connection with the transactions contemplated by this Agreement.

         4. Representations and Warranties of Holloman and Stockholders. Holloman and the Stockholders represent and warrant to Newco as follows:


         4.1 Organization, Standing, Qualification and Capitalization. Holloman is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power to perform its business as presently conducted and to own and lease the properties used in connection therewith. Sisters is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power to perform its business as presently conducted and to own and lease the properties used in connection therewith. A complete and correct copy of the Articles of Incorporation and all amendments thereto of Holloman and Sisters certified by the Secretary of State of Texas and a complete and correct copy of the By-laws of Holloman and the Regulations of Sisters and all amendments thereto, certified by their Secretaries or counterpart, will be delivered to Newco within ten days from the date hereof. Holloman is duly qualified to do business and is in good standing in all jurisdictions in which its business or the ownership of its property requires such qualification.

         4.2 The total authorized capital stock of Holloman consists of 200,000 shares of common stock, $1.00 par value. There are currently 79,456 shares of common stock issued and outstanding, all of which are validly issued, fully paid and non-assessable. Sisters has no capital stock authorized or outstanding but its Sisters Interests are owned by the persons listed on Schedule A hereto. Neither Holloman nor the Stockholders, at the Closing, will be a party to or bound by any written or oral contract or agreement which grants to any person an option or right of first refusal or other right of any character to acquire at any time, or upon the happening of any stated events, shares of common stock of Holloman or membership interests of Sisters, whether or not presently issued and outstanding.

4.2 Stock Ownership. The Stockholders are the lawful ownersof the Holloman Stock and the Sisters Interests and own beneficially the number of shares of Holloman Stock and Sisters Interests set forth on Schedule A hereto, free and clear of all liens and encumbrances, claims and charges of every kind, and the Stockholders have full legal power and all authorization required by law to transfer and deliver said shares in accordance with this Agreement.

4.3      Subsidiaries.  Holloman and Sisters have no subsidiaries.

4.4 Financial Statements. The Stockholders have delivered to Newco copies of the following financial statements, all of which have been prepared in accordance with generally accepted accounting principles except as otherwise disclosed therein applied on a basis consistent with that of the preceding fiscal year:

               (a) Balance sheets. Balance sheets of Holloman as of October 31, 1997 and October 31, 1996, certified by Johnson Miller & Co, certified public accountants, which balance sheets together with any notes to the respective balance sheets present fairly the financial condition and assets and liabilities of Holloman as of their respective dates. The balance sheet as of October 31, 1997 is hereinafter referred to as the "1997 Balance Sheet." Unaudited balance sheets of Sisters as of October 31, 1996 and October 31, 1997, which balance sheets together with any notes to the respective balance sheets present fairly the financial condition and assets and liabilities of Holloman as of their respective dates. The balance sheet as of October 31, 1997 is referred to as the "Sisters Balance Sheet."

         (b) Statements of Operations. Statements of operations of Holloman for the fiscal years ended October 31, 1997 and October 31, 1996 certified by Johnson Miller & Co. which statements, together with any notes to the respective statements of income present fairly the results of operations of Holloman for the said periods. Unaudited statements of operations of Sisters for the fiscal years ended October 31, 1997 and October 31, 1996 which statements, together with any notes to the respective statements of income present fairly the results of operations of Sisters for the said periods.

         (c) Accounts Receivable. The accounts receivable of Holloman and Sisters as set forth on the 1997 Balance Sheet and the Sisters Balance Sheet and all accounts receivable acquired by Holloman and Sisters or arising subsequent to October 31, 1997 are collectible in full in the ordinary course of business in the aggregate reported amounts less reserves reflected on the 1997 Balance Sheet and the Sisters Balance Sheet.

         (d) Inventory. All inventory of Holloman and Sisters as set forth in the 1997 Balance Sheet, and the Sisters Balance sheet, consisted, and all such inventory as of the Closing Date will consist of, a quality usable or salable in the ordinary course of business of Holloman and Sisters. The value at which inventories were reflected in the 1997 Balance Sheet and the Sisters Balance sheet was the lower of cost (defined as invoice cost) or replacement market value and with adequate provisions for obsolete material, all in accordance with generally accepted accounting principles applied on a basis consistent with that of the prior fiscal year.

         (e) Other Assets. The prepaid expenses and other assets of Holloman and Sisters as shown on the 1997 Balance Sheet and the Sisters Balance sheet or arising thereafter prior to Closing represent amounts which will benefit Holloman and sisters in future periods. All material tangible assets owned and used by Holloman and Sisters in their future operations were reflected in the 1997 Balance Sheet and the Sisters Balance sheet.

         (f) Fixed Assets. The fixed assets of Holloman and Sisters are stated at cost in the 1997 Balance Sheet and the Sisters Balance Sheet. The reserves for depreciation and amortization provided against these assets have been established in accordance with the notes to the financial statements and are adequate to reduce any idle fixed assets to net realizable value.

         4.5 Title to Properties. Holloman and Sisters have good and marketable title to all of their properties and assets reflected in the 1997 Balance Sheet and the Sisters Balance Sheet (except properties and assets sold or otherwise disposed of since October 31, 1997 in the normal and ordinary course of business), free and clear of all mortgages, liens, pledges, charges or other encumbrances of any nature whatsoever; except (i) any mortgages, liens, pledges, charges or other encumbrances disclosed in the 1997 Balance Sheet or the Sisters Balance Sheet or (ii) liens for current taxes not yet due and payable. Holloman and sisters have valid and enforceable title insurance coverage on all real property reflected in the 1997 Balance Sheet and Sisters Balance Sheet and will deliver a true and correct copy of any such policy or policies of such insurance within 10 days from the date hereof. All plants, structures and equipment owned or used by Holloman and Sisters are, with minor exceptions, in good operating repair.

         4.6 Tax Matters. The amounts set up as provisions for taxes on the 1997 Balance Sheet and Sisters Balance Sheet are sufficient for the payment of all foreign, federal, state, county and local taxes, and all employment and payroll related taxes, including any penalties or interest thereon, whether disputed or not, of Holloman accrued for or applicable to all periods ended on or prior to March 31, 1998. Holloman and Sisters did not and will not realize any gain or income of any kind with respect to activities subsequent to October 31, 1997 and through the Closing Date except gain and income incurred in the ordinary course of business subsequent to October 31, 1997. Holloman has duly made all deposits required by law to be made with respect to employees' withholding taxes. Holloman and Sisters have duly filed all income, foreign, franchise, excise, employment and payroll related, real and personal property, sales and gross receipts tax returns and all other tax returns which were required to be filed by it, and has paid or set up adequate reserves for the payment of, all taxes shown on such returns. All federal income tax returns filed by Holloman and Sisters have been filed with the Internal Revenue Service and no agreement for the extension of time for the assessment of any deficiencies or adjustment with respect to any tax return filed by Holloman or Sisters has been assessed, and the Stockholders have no knowledge of any unassessed tax deficiency proposed or threatened against Holloman.

         4.7. Litigation and Labor Matters. Except as provided for or disclosed in the 1997 Balance Sheet or the Sisters Balance Sheet or in Schedule B hereto:

         (a) There is no litigation, proceeding or governmental investigation pending or to the knowledge of the Stockholders threatened, against Holloman or Sisters or their properties or business;
         (b) Holloman and Sisters are not in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality; and
         (c) Holloman and Sisters have not committed, and neither the Stockholders nor Holloman nor Sisters has received any notice of or claim that Holloman or Sisters has committed any unfair labor practice under applicable federal or state law.

4.8. Insurance. Holloman and Sisters are insured under various policies of fire, liability and other forms of insurance, as set forth in Schedule D hereto, which policies are valid and enforceable in accordance with their terms and provide adequate insurance for the business of Holloman and Sisters and its assets and properties. Holloman and Sisters shall continue to carry such policies or similar policies during the pendency of this Agreement, and all outstanding claims under such policies are described in Schedule C. There is no liability for retrospective insurance premium adjustments for any period prior to the date hereof.

         4.9. Patents, Trademarks, and Copyrights. Schedule E attached hereto sets forth all patents, patent applications, registered trademarks, registered service marks, trademarks and service mark applications, unregistered trademarks and service marks, copyrights and copyright applications, owned or filed by Holloman or Sisters or in which Holloman or Sisters have an interest and the nature of such interest. No other patent, trademark, or service mark, copyright or license is necessary to permit the business of Holloman or Sisters to be conducted as it is now conducted or as heretofore or proposed to be conducted. No person, firm or corporation has any proprietary, financial or other interest in any such patents, patent applications, registered trademarks, registered service marks, trademarks and service mark applications, unregistered trademarks and service marks, copyrights and copyright applications, and there are no violations by others of any rights of Holloman or Sisters thereunder. Holloman and Sisters are not infringing on any patent, trademark, or service mark, or copyright or otherwise violating the rights, of any third party, and no proceedings have been instituted or are pending, or to the knowledge of the Stockholders or Holloman orSisters are threatened, and no claim has been received by Holloman or Sisters, alleging any such violation. Neither Holloman nor Sisters is a party to or bound by any license agreement requiring the payment by Holloman or Sisters of any royalty payment, except as set forth in Schedule D hereto.

         4.10 Contracts and Commitments. Except as listed and identified in Schedule F hereto or contemplated by this Agreement, Neither Holloman nor Sisters is a party to any written or oral:

         (a) contract or commitment with any person or former director or employee or consultant; (b) contract or commitment with any labor union or employee group; (c) contract or commitment for the future purchase of, or payment for, raw materials, supplies or products, involving in any case $10,000 or more;

         (d) contract or commitment to sell or supply products or to perform services for a specific price involving $10,000 or more without the ability on the part of Holloman or Sisters to increase such price or to cancel the contract or commitment without any liability on the part of Holloman or Sisters;

         (e) contract or commitment continuing over a period of more than six months from the date of this Agreement;
         (f)       representative or sales agency contract or commitment;
         (g)       lease under which it is either lessor or lessee;

         (h) bonus, pension, profit sharing, retirement, stock purchase, stock option hospitalization, insurance, vacation pay or any similar plan or practice, including but not limited to any welfare benefit plan as defined in Section 3.1 of the Employee Retirement Income Security Act, formal or informal, in effect with respect to any of Holloman or Sisters's employees or former employees;

         (i) contract or commitment for the borrowing of money or other agreement or arrangement for a line of credit;
         (j) contract or commitment for any charitable contribution; (k) contract or commitment for capital expenditures in excess of $10,000;
         (l) contract or commitment for limiting or restraining it from engaging in any lines of business with any person, firm, corporation or any other entity; or
         (m)       contract not made in the ordinary course of business.


         Except as stated in Schedule F hereto and for delays, minor failures to meet specifications or other minor defaults which are normal in the conduct of the business between Holloman and Sisters and other parties to the above contracts, all parties to the above contracts have complied with the provisions thereof, no party is in default thereunder, and no event has occurred which but for the passage of time or the giving of notice would constitute a default thereunder.


         4.11. Absence of Undisclosed Liabilities. There are no liabilities or obligations of Holloman or Sisters either accrued, absolute, contingent or otherwise, including, but not limited to, any tax liabilities due or to become due, except:

         (a) to the extent reflected in the 1997 Balance Sheet and the sisters Balance sheet and not heretofore paid or discharged, and
         (b) those incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since October 31, 1997.

         4.12. Absence of Default. Neither Holloman nor Sisters is in default in the performance of, observance or fulfillment of any material obligation, covenant or condition contained in any debenture or note, or contained in any conditional sale or equipment trust agreement, or loan or other borrowing agreement to which Holloman or Sisters is a party.

         4.13. Existing Condition. Except as disclose in Schedule F hereto, since October 31, 1997, there has not been (i) any material adverse change in the financial condition or in the combined operations, business or properties of Holloman or Sisters; (ii) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the operations, business or properties of Holloman or Sisters; (iii) any declaration, setting aside or payment of any dividend, or any distribution in respect of capital stock of Holloman or Sisters, or any redemption, purchase of other acquisition of any kind of any shares of Holloman or Membership Interests of Sisters; (iv) any increase in the compensation payable by Holloman or Sisters to any of their officers, directors or employees; (v) any change in the terms of any bonus, insurance, pension or other benefit plan for or with any officer, directors or employees which increase amounts paid, payable to or to become payable thereunder; or (vi) any complaints or other concerns which have been brought to the attention of the Stockholders and which relate to Holloman or Sisters's labor relations.

         4.14. Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will violate any agreement to which Holloman or Sisters or the Stockholders are a party or by which it or any of them is bound or any law, order or decree or any provision of the Articles of Incorporation, Charter or By-laws of Holloman or Sisters. The Stockholders has full legal authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby, and this Agreement constitutes the valid obligation of the Stockholders legally binding upon him in accordance with its terms.

         4.15. Restrictions. Neither Holloman and Sisters is subject to any Charter or any other corporate restriction or any judgment, order writ, injunction or decree, which materially and adversely affects or, so far as the Stockholders can now foresee, may in the future materially and adversely affect, the business, operations prospect, properties, assets, or condition, financial or otherwise, of Holloman and Sisters.

         4.16. Compliance with Laws. Holloman and Sisters have complied with and are not in default under, or in violation of, any laws, ordinances, rules, regulations or orders (including without limitation any safety, health or trade laws, ordinances, rules, regulations or orders) applicable to the operations, business or properties of Holloman or Sisters which materially and adversely affect or, so far as the Stockholders can now foresee, may in the future materially affect, the business, operations, prospects, properties or assets or condition, financial or otherwise, of Holloman or Sisters.

         4.17. Disclosure. No representation by Holloman or Sisters or the Stockholders in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any statement herein not misleading.

         4.18. Transactions with Affiliates. No director, officer or Stockholders of Holloman or Sisters owns or during the last two years has owned, directly or indirectly, or has, or during the last two years has had, an ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with Holloman or Sisters except as described in Schedule G hereto.

4.19. Bank Accounts and Officers. Schedule H hereto contains a true and correct list of the name and location of each bank in which Holloman and Sisters have an account, each safety deposit box or custody agreement and the names of the persons authorized to draw thereon or to withdraw therefrom, and also sets forth the names of all directors and officers of Holloman and Sisters.


4.20. Investment Representations. The Stockholders represent and warrant to Newco that they are acquiring the Newco Stock hereunder for their own account for investment, with no present intention of reselling or otherwise distributing the same, except (i) pursuant to an offering of shares duly registered under the Securities Act of 1933, as amended, (the "Securities Act") or (ii) under other circumstances which in the opinion of counsel to Newco at the time does not require registration under the Securities Act. The Stockholders further covenant and represent that none of the Newco Stock that will be issued to them pursuant to this Agreement will be offered, sold, assigned, pledged, transferred, or otherwise disposed of by them except after full compliance with all of the applicable provisions of the Securities Act and the rules and regulations thereunder. The Stockholders hereby confer full authority upon Newco to instruct its transfer agent not to transfer any of the Newco Stock until it has received written approval from Newco to the effect that the provisions of this Section have been satisfied. The Stockholders acknowledge that Newco shall place a stop transfer order against the transfer of the Newco Stock owned by them until they satisfy one of the conditions set forth in this Section. All stock certificates representing the Newco Stock shall be endorsed with the following restrictive legend:


         "THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW BUT HAVE BEEN ACQUIRED FOR THE PRIVATE INVESTMENT OF THE HOLDER HEREOF AND MAY NOT BE OFFERED, SOLD OR
         TRANSFERRED UNTIL EITHER (i) A REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (ii) THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION AND ITS COUNSEL THAT REGISTRATION UNDER SUCH SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQIJIRED IN CONNECTION WITH SUCH PROPOSED OFFER, SALE OR TRANSFER."

         5. Representations and Warranties of Newco. Newco represents and warrants to the Stockholders that:

         5.1 Organization, Good Standing and Authority. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has full corporate power and authority to own its properties and assets and to carry on its business as it has been and is conducted. The execution of this Agreement and the consummation of the transactions contemplated hereby are within the corporate power of Newco and have been duly authorized by all necessary corporate and other action. This Agreement constitutes, and will constitute when delivered in accordance with the terms hereof, the valid obligation of Newco legally binding upon it in accordance with its terms. The Newco Stock to be delivered to the Stockholders in payment of the Purchase Price when issued and delivered will be validly issued, fully paid and non assessable.

         5.2. Validity of Contemplated Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will violate any agreement to which Newco is a party or by which it is bound, or any law, order or decree or any provisions of its Articles of Incorporation or By-laws.


         5.3. Investment Representations. The Holloman Stock and the Sisters Interests being delivered pursuant to this Agreement will be held by Newco for its own account and not with a view to, or for, resale in connection with a distribution thereof.


         5.4.     Litigation

         (a) There is no litigation, proceeding or governmental investigation pending, or to the knowledge of the officers and directors of Newco, against or relating to Newco, or its properties or business, and
         (b) Newco is not knowingly in default with respect to any order, writ, injunction or decree of any court or federal, state, provincial, municipal or governmental department, commission, board, bureau, agency or instrumentality.


         6. Conduct of Business Pending Closing. Holloman and Sisters and the Stockholders represent, warrant and agree with respect to Holloman and Sisters that, pending the Closing and except as otherwise approved by Newco:

         6.1. Business in the Ordinary Course. Holloman and Sisters shall refrain from engaging in transactions other than in the ordinary course of business. Holloman and Sisters shall also refrain from entering into any transaction involving a capital expenditure (including any borrowings in connection with such transaction) of more than $10,000 (other than in the ordinary course of business) or the disposal of any property or asset (other than in the ordinary course of business) with a value of more than $10,000 or the disposal of any property or asset (other than inventory in the ordinary course of business) with a value of more than $10,000.

         6.2. Accounting and Credit Changes. Holloman and Sisters shall not make any changes in its accounting procedures and practices or its credit criteria from those in existence at October 31, 1997.

6.3. Capitalization, Options and Dividends. No changes shall be made in the Articles of Incorporation of Holloman or Articles of Organization of Sisters, they shall not issue or reclassify or alter any shares of outstanding or unissued shares of its capital stock; it shall not grant options, warrants, or other rights of any kind to purchase, or agree to issue any shares of its capital stock; it shall not purchase or redeem or otherwise acquire for a consideration any shares of its capital stock and shall not declare, pay, set aside or make any dividends or other distributions or payments in respect of its capital stock.

6.4. Encumbrance of Assets. No mortgage, pledge or encumbrance of any of the properties or assets of Holloman or Sisters shall be made.

         6.5. Employment Agreements. Except as contemplated by this Agreement, Holloman and Sisters shall refrain from entering into any employment agreements, and shall keep in effect its present salary administration program (including pension plans and other fringe benefits).

         6.6. Real Property Acquisitions, Dispositions and Leases. Holloman and Sisters shall refrain from acquiring or agreeing to acquire, or disposing or agreeing to dispose of, real estate and from entering into or agreeing to enter into leases of real estate or equipment for a period in excess of one year.

         6.7 Litigation During Interim Period. Holloman and Sisters will promptly advise Newco in writing of the commencement or threat against Holloman and Sisters of any claim, litigation, proceeding or tax audit not covered by insurance when the amount claimed is in excess of $10,000.

         6.8. Access. Newco and its officers, attorneys, accountants and representatives shall be permitted to examine the property, books and records of Holloman and Sisters, and their title to any real estate, and such officers, attorneys, accountants and representatives shall be afforded access to such property, books, records and titles, and the Stockholders will upon request furnish Newco with any information reasonably required in respect to Holloman and Sisters's property, assets, and business and will provide Newco with copies of any contract, document or instrument listed in any Schedule hereto.

         6.9. Good Will. Holloman and Sisters will use their best efforts to preserve the good will of their customers and suppliers and others having business relations with it.

7. Due Diligence; Termination. Upon execution of this Agreement, Newco will complete its due diligence review of the books and records of Holloman and Sisters. If the revenues and profits of Holloman and Sisters t are not as represented to Newco by Holloman and Sisters in negotiations leading to this Agreement, then notwithstanding any other provision of this Agreement to the contrary, Newco shall have the right to terminate all obligations hereunder and shall notify the Stockholders of any decision to so terminate within 3 days of Newco's decision to terminate.

         8.       Covenants of Newco and the Stockholders.


8.1. Benefit Plans. Newco agrees that it will take no action after the Closing which would result in an adverse change in the benefits to the employees covered by Holloman and Sister's current employee benefit plans described in Schedule E. Newco agrees to make available to Holloman and Sister's employees participation in Newco's Employee Stock Option Plan and other benefit plans, subject to applicable securities regulations.

         8.2 Exclusive Rights to Newco. The Stockholders agree that they will not enter into discussions or negotiations with any other party with a view to
(i) the sale of the Holloman Stock and the Sisters Interests, (ii) a merger between Holloman and Sisters and another party or, (iii) a sale of all or substantially all of the assets of Holloman and/or Sisters for a period of 60 days from the date of execution of this Agreement without prior notice to and the consent of Newco.

         8.4 Covenant Not to Compete. The Stockholders agrees that for a period of five years from and after the date of Closing, they will not, unless acting as an employee or consultant to Newco or Holloman or Sisters or with Newco's written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership of, or be connected as an officer, employee, partner or otherwise with, any business engaged in any of the business which are presently conducted by Holloman or Sisters within any state or province in which Holloman or Sisters presently maintain an office, other than by owning not more than 5% of a class of securities registered under Section 12 of the Securities Exchange Act of 1934 or traded on a national securities exchange. Each person agrees that the remedy at law for any breach of the foregoing will be inadequate and that Holloman or Sisters and Newco shall be entitled, inter alia, to temporary and permanent injunctive relief without the necessity of proving actual damage to Holloman or Sisters or Newco.


9. Liability and Responsibility of and Indemnification by Stockholders.

9.1 Subject to other subsections of this Section 9, the Stockholders shall indemnify and hold harmless Newco and Holloman and Sisters against any and in respect of any and all liability, damage, loss, cost and expenses arising out of or otherwise in respect of:


         (a) any misrepresentation, breach or warranty or non-fulfillment of any agreement or covenant or from any misrepresentation in or omission from any Schedule or list contained in this Agreement, certificate or other instrument furnished by the Stockholders, and
         (b) any and all actions, suits, proceedings, audits, judgments, costs and legal and other expenses incident to any of the foregoing or to the enforcement of this Section 9;


provided, however, that the Stockholders shall not be liable to Newco under this Agreement for any matter, other than matters relating to taxes, which was not set forth in a claim presented in writing to the Stockholders pursuant to
Section 21 within four years from the Closing Date. Notwithstanding anything to the contrary herein, the Stockholders shall be liable, responsible or obligated to indemnify Newco for claims under this Section 9, only if the aggregate amount of such claims exceeds $100,000. The total liability and responsibility of the Stockholders under this Section 9 shall be limited to the aggregate purchase price received under this Agreement.


         9.2 Promptly after the receipt by any party hereto of notice of any claim or the commencement of any action or proceeding, such party will, if a claim with respect thereto is to be made against any party obligated to provide indemnification (the "Indemnifying Party") pursuant to this Section 9, give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such Indemnifying Party shall have the right, at its option and upon posting a bond or other security equal to such claims, to compromise or defend, at its own expense and by its counsel, any matter involving the asserted liability of the party seeking such indemnification. Such notice, and opportunity to defend, shall be a condition precedent to any liability of the Indemnifying Party under the indemnification agreements contained in this Section 9. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the party seeking indemnification of its intention to do so, and the party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against any such asserted liability. In any event, the indemnified party shall have the right at its own expense to participate in the defense of such asserted liability.

10. Conditions Precedent to Newco's Obligations. All obligations of Newco under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

10.1 Representations and Warranties. The Stockholders' representations and warranties contained in this Agreement or in any Schedule, list, certificate or document delivered pursuant to the provisions hereof shall be true at and as of the time of Closing as though made at and as of such time (except to the extent that they are stated therein to be true as of some other date) and the Stockholders shall have delivered to Newco a certificate dated the Closing Date and signed by them to such effect.


10.2 Compliance with Agreements. The Stockholders and Holloman and Sisters shall have complied with all agreements and conditions required by this Agreement to be performed by them prior to or at the Closing, and the Stockholders shall have delivered to Newco a certificate dated the Closing Date and signed by him to such effect.

10.3 Opinion of Counsel. The Stockholders shall have delivered to Newco an opinion of their counsel Hollmann, Lyon, Patterson & Durrell, Inc. dated the Closing Date and in form and substance satisfactory to Newco to the effect that:

         (a) The Stockholders are the lawful owner of record and beneficially of all the number of shares of Holloman Stock and Sisters Interests set forth beside their names in Schedule A, free and clear of any liens and encumbrances, equities and claims and each Stockholder has full legal power and all authorization required by law to transfer and deliver said shares in accordance with this Agreement and by delivery of a certificate or certificates therefor will transfer to Newco said shares, free and clear of any liens, encumbrances, equities and claims.

         (b) This Agreement constitutes the valid obligations of the Stockholders legally binding upon them in accordance with its terms.

         (c) Neither Holloman nor Sisters is a party to, or bound by any written or oral contract or agreement which grants to any person an option or right of first refusal or other right to acquire at any time, or upon the happening of any stated events, shares of the capital stock of Holloman or membership interests in Sisters.
          HollomanHolloman's authorized capital stock consists of 200,000 shares of common stock $1.00par value, of which 79,456 shares have been validly issued, are presently outstanding, and are fully paid and non-assessable. The only owners of membership interests in Sisters are listed on `schedule A hereto.
          HollomanHolloman is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has the corporate power to perform its business as presently conducted and to own and lease the properties used in connection therewith. Holloman is duly qualified to do business and is in good standing in all jurisdictions in which its business or the ownership of its property requires such qualification. Sisters is a limited liability corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has the corporate power to perform its business as presently conducted and to own and lease the properties used in connection therewith. Sisters is duly qualified to do business and is in good standing in all jurisdictions in which its business or the ownership of its property requires such qualification
         (f) The consummation of the transactions contemplated by this Agreement will not result in a breach of any term of or constitute a default under the Articles of Incorporation or Charter or By-laws of Holloman or the Articles of Organization of Sisters, or any indenture, agreement, instrument or understanding known to such counsel to which Holloman and Sisters or the Stockholders are a party or by which it or any of them is bound.
          HollomanHolloman and Sisters have good and marketable title to the properties described in Subsection 4.5 hereof subject to no liens or other encumbrances except those listed in phrases (i) and (ii) of said Subsection 4.5. The opinion required by this Subsection shall be based solely upon matters which have come to such counsel's attention and which are contained in a title insurance policy and any judgment, federal tax lien or financing statement searches in respect of Holloman and Sisters.

10.4 Directors. The Stockholders shall have taken action by Unanimous Consent or at a meeting duly called to elect to the board of directors of Holloman the persons designated by Newco prior to the Closing date.

10.5 Material Damage. The business and properties of Holloman and Sisters, taken as a whole, shall not have been and shall not be threatened to be materially adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, labor dispute, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy.



         Approval of Counsel. All steps to be taken and all resolutions, papers and documents to be executed, and all other legal matters in connection with the purchase and sale of stock and related matters, including compliance with applicable state and provincial securities laws shall be subject to the reasonable approval of Newco's counsel.

         10.7 Use of Name. Newco wishes to avail itself of the good name and reputation of Holloman. Holloman and the Stockholders hereby agree to the use of the name "Holloman" by Newco and agree to execute such documents or consents as may enable Newco to use the name "Holloman" name as set forth herein.


         11. Conditions Precedent to Stockholders' Obligations. All obligations of the Stockholders under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

11.1 Representations and Warranties. Newco's representations and warranties contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true at and as of the time of Closing as though made at and as of such time (except to the extent that they are stated therein to be true as of some other date) and Newco shall have delivered to the Stockholders a certificate dated the Closing Date and signed by its Chairman or President to such effect.

         11.2. Compliance with Agreements. Newco shall have performed and complied with all agreements and conditions required by this Agreement to be performed by it prior to or at the Closing, and shall have delivered to the Stockholders a certificate dated the Closing Date and signed by signed by its Chairman or President to such effect.

         11.3. Opinion of Counsel. Newco shall have delivered to the Stockholders an opinion of its counsel, dated the Closing Date and in form and substance satisfactory to the Stockholders with respect to the matters referred to in Subsections 5.1 and 5.2 hereof.

         11.4. Material Damage. The business and properties of Newco, taken as a whole, shall not have been and shall not be threatened to be, affected in any way materially adverse to the enterprise of Newco as a result of fire, explosion, earthquake, disaster, accident, labor dispute, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy.


         12. Broker and Finder's Fees. The Stockholders represent and warrant to Newco that they have not engaged or dealt with any broker for a fee or commission in respect to the execution of this Agreement or the consummation of the transactions contemplated hereby. Newco represents and warrants to the Stockholders, Holloman and Sisters that neither it nor any corporate affiliate has engaged or dealt with any broker or other person who may be entitled to any brokerage fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby.


          Each of the parties hereto shall indemnify and hold the others harmless against any and all claims, losses, liabilities or expenses which may be asserted against such other parties as a result of such first mentioned party's dealings, arrangements or agreements with any such broker or person.


         13. Survival of Representations and Warranties. All representations, warranties and agreements, made by Newco, Holloman and Sisters and the Stockholders in this Agreement or pursuant hereto shall survive the Closing for a period of not to exceed four years, except for representations, warranties and agreements relating to taxes of all kinds which shall survive until all claims based thereon shall have been barred by the relevant statutes of limitations. Notwithstanding any investigations or audit conducted before or after the Closing Date, the parties shall be entitled to rely upon the representations and warranties set forth in this Agreement.

         14. Expenses. Except as provided in Section 3.1, Holloman and Sisters shall bear the expenses of Holloman, sisters and the Stockholders, and Newco shall bear its expenses, in connection with the transactions contemplated thereby.

         15. Announcements. Newco and the Stockholders will, and the Stockholders will cause Holloman and Sisters to, cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers and suppliers.

         16. Further Actions and Assurances. Newco, Holloman and Sisters and the Stockholders will execute and deliver any and all documents, and will cause any and all other action to be taken, either before or after Closing, which may be necessary or proper to effect or evidence the provisions of this Agreement and the transactions contemplated hereby and by the Public Offering.


         17. Counterparts. This Agreement may be executed in several counterparts, each of which is an original and the Stockholders may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         18. Contents of Agreement; Parties in Interest. This Agreement sets forth the entire understanding of the parties. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superceded by this Agreement. All representations, warranties, covenants, terms, conditions and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and assigns of the Stockholders and Newco.


         19. Texas Law to Govern. This Agreement is being delivered and is intended to be performed in the State of Texas and shall be construed and enforced in accordance with the laws thereof.


         20. Section Headings and Gender. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict the terms or provisions hereof. The use of the masculine pronoun herein when referring to any party has been for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender or such party.

         21. Schedules. All Schedules referred to in this Agreement are intended to be and are hereby specifically made a part of this agreement.

         22. Notices. All notices, requests and other communications which are required or permitted hereunder shall be sufficient if given in writing and delivered personally or by registered or certified mail, postage prepaid, or by facsimilie followed by an original signed copy, as follows: (or to such other addressee as shall be set forth in a notice given in the same manner):

                  If to Newco:              Holloman Corporation
                           8214 Westchester, Suite 500
                                            Dallas, Texas 75225
                          Facsimilie No. (214) 987-2091


                  If to Holloman and Sisters
                  or Stockholders:          c/o Sam Holloman

                                            West County Road
                                            Odessa, Texas
                                            Facsimilie No.


         23. Confidential Information. Notwithstanding any termination of this Agreement, Newco and its corporate affiliates and its representatives agree to hold in confidence any information not generally available to the public or trade received by them from Holloman and Sisters or the Stockholders pursuant to the terms of this Agreement. If this Agreement is terminated for any reason, Newco, its corporate affiliates and its representatives will continue to hold such information in confidence and will, to the extent requested by Holloman and Sisters , promptly return to Holloman and Sisters all written materials furnished to Newco, its corporate affiliates or representatives pursuant hereto.


         IN WITNESS WHEREOF, this agreement has been executed as of the day and year first above written.

                                            Holloman Corporation

                                           By:/S/ Peter Lucas________
                                              Peter Lucas, Senior Vice President

T. Sisters Leasing , L. L. C.              Holloman Construction Co.


By:/s/ Sam Holloman___                        By:/s/ Sam Holloman
    Name and Title                             Sam Holloman, President



Holloman Construction Co. Stockholders:
                                  H. C. Stock, Ltd.
/s/ Sam Holloman                By: Western Sunset Estates, Inc.,General Partner
Sam Holloman                    By: /s/ Sam Holloman
                                   Sam Holloman, President


    Holloman Construction Co.
  Employee Stock Ownership Plan         Holloman Chaitable Remainder Unitrust

     By:/s/ Sam Holloman                  By:/s/ Sam Holloman_
         Sam Holloman, Trustee                  Sam Holloman, Trustee





T. Sisters Leasing L. L. C. Members
    ------------------
Lakwest Ltd.
By: Western Sunset Estates, Inc.,General Partner


By: /s/ Sam Holloman
Sam Holloman


By:/s/ Sam Holloman
      Sam Holloman, President

List of Schedules and Exhibits


  Schedule A List of Stockholderss and the number of shares of the Common Stock of Holloman and Sisters owned by each Stockholders-Recital A, Section 4.2 [To be prepared by the Stockholders]


  Schedule B      Litigation-Section 4.7 [To be prepared by Stockholders]

  Schedule C      Insurance Section 4.8 [To be prepared by Stockholders]

  Schedule D      Patents, Trademarks, and Copyrights-Section 4.9
                  [To be prepared by Stockholders]

  Schedule E      Contracts and Commitments-Section 4.10 [To be prepared
                  by Stockholders]

  Schedule F      Existing Condition Section 4.13
                  [To be prepared by Stockholders]

  Schedule G      Transactions with Affiliates 4.16
                  [To be prepared by Stockholders]

  Schedule H      Bank Account Information 4.19 [To be prepared by Stockholders]